Exhibit 99.1
Contact:
Laurie W. Little, Valeant Pharmaceuticals
949-461-6002
VALEANT PHARMACEUTICALS REPORTS ENCOURAGING
PHASE IIb RESULTS AT TREATMENT WEEK 12 FOR TARIBAVIRIN
     ALISO VIEJO, Calif., March 17, 2008 — Valeant Pharmaceuticals (NYSE:VRX) today reported results at the treatment week 12 analysis point for the Phase IIb clinical trial for its antiviral compound, taribavirin, a prodrug of ribavirin in development for the treatment of chronic hepatitis C in conjunction with a pegylated interferon.
     The Phase IIb trial is a U.S. multi-center, randomized, parallel, open-label study in 278 treatment-naïve, genotype 1 patients evaluating taribavirin at 20 mg/kg, 25 mg/kg, and 30 mg/kg per day in combination with pegylated interferon alfa-2b. The control group is being administered weight-based dose ribavirin (800/1000/1200/1400mg daily) and pegylated interferon alfa-2b. Overall treatment duration is 48 weeks with a post-treatment follow-up period of 24 weeks. The primary endpoints for this study are viral load reduction at treatment week 12 and anemia rates throughout the study.
     The 12-week early viral response (EVR) data from the Phase IIb study showed comparable reductions in viral load for weight-based doses of taribavirin and ribavirin. The anemia rate was statistically significantly lower for patients receiving taribavirin in the 20mg/kg and 25mg/kg arms versus the ribavirin control arm.
Key Efficacy and Safety Data Table at Treatment Week 12 (ITT Population)

	TBV 20 mg/kg	TBV 25 mg/kg	TBV 30 mg/kg	RBV 800-1400 mg
	n = 67	n = 70	n = 68	n = 70
Responders*	43 (64.2%)	40 (57.1%)	37 (54.4%)	36 (51.4%)
Undetectable**	28 (41.8%)	29 (41.4%)	17 (25.0%)	22 (31.4%)
Anemia rate***	6 (9.0%)	5 (7.1%)	10 (14.7%)	17 (24.3%)

*	HCV RNA undetectable (less than 100 copies per mL) or ≥2-log decrease in viral load using the NGI SuperQuant Assay

**	HCV RNA less than 100 copies per mL

***	Anemia rate defined as percentage of patients with Hgb level < 10 g/dL. p=0.022 for 20mg/kg and p=0.009 for 25mg/kg
The most common adverse events were fatigue, nausea, flu-like symptoms, headache and diarrhea. The incidence rates among treatment arms were generally comparable except with respect to diarrhea, where diarrhea was approximately twice as common in taribavirin patients as ribavirin patients. However, the diarrhea was generally mild and not treatment limiting for taribavirin or ribavirin patients.

     In 2006 Valeant released data from its Phase III VISER1 and VISER2 trials of taribavirin, administered in a fixed dose of 600 mg BID (approximately equivalent to 13-18 mg/kg), in which taribavirin did not meet its primary efficacy endpoint of comparable efficacy to weight-based dose ribavirin. In 2007, the company began this Phase IIb study to evaluate higher doses of taribavirin than used in the VISER trials, while also employing a weight-based dosing regimen, consistent with the dosing regimen for ribavirin.
     “Ribavirin continues to be a necessary part of hepatitis C treatment, and clinicians would welcome a ribavirin prodrug with a profile of similar efficacy with decreased anemia,” stated Fred Poordad, M.D., Chief of Hepatology at the Center for Liver Disease and Transplant, Cedars-Sinai Medical Center, Los Angeles, CA. “A drug with fewer required dose reductions for anemia or a reduced need for adjunctive growth factor therapy may subsequently improve treatment adherence and overall response rate.”
     “We are encouraged that these data suggest that weight-based dosing with taribavirin at higher doses may have a role in the treatment of patients infected with hepatitis C while continuing to produce lower anemia than ribavirin,” said J. Michael Pearson, Valeant’s chairman and chief executive officer. “However, we caution that these results only represent data from the first 12 weeks of a 72-week Phase II trial that was designed to identify appropriate doses for further development. We will use these data to explore the best options for taribavirin’s continued role in our portfolio, including consideration of partnering options.”
Patient Demographics

	20 mg/kg	25 mg/kg	30 mg/kg	Ribavirin
	n = 67	n = 70	n = 68	n = 70
Age (yrs, mean)	48.5	47.5	49.6	49.7
Gender (female)	52.2%	35.7%	36.8%	31.4%
Race (Caucasian)	74.6%	58.6%	61.8%	64.3%
Weight (>75 kg)*	64.2%	61.4%	63.2%	62.9%
Plasma HCV RNA ≥ 2 million copies*	73.1%	72.9%	72.1%	70.0%

*	Study stratified patients by weight and viral load
     In the study, the following percentages of patients completed 12 weeks of treatment in the taribavirin and ribavirin arms: 20mg/kg: 87.0%; 25mg/kg: 80.0%; 30mg/kg: 82.6%; ribavirin 74.3%. The following percentages of patients had adverse events leading to dose modification or interruption of taribavirin or ribavirin: 20mg/kg: 11.9%; 25mg/kg: 15.7%; 30mg/kg: 25.0%; ribavirin 28.6%.

     In the Intent to Treat Analysis, the Rapid Virological Responses (RVR — virus undetectable at treatment week 4) in this study were 20mg/kg: 16.4%; 25mg/kg: 14.3%; 30mg/kg: 16.2%; ribavirin: 11.4%.
Conference Call and Webcast Information:
     Valeant will host a conference call and webcast on Thursday, March 27, 2008 at 12:00 p.m. EDT (9:00 a.m. PDT) to discuss the Company’s Strategic Plan as well as the results from this Phase IIb clinical trial. A webcast of this event will be available live over the Internet along with a slide presentation. The webcast may be accessed through the investor relations section of Valeant’s corporate Web site at www.valeant.com. The dial-in number to participate on this call is (877) 295-5743, confirmation code 39808652. International callers should dial (706) 679-0845, confirmation code 39808652. Interested parties will have access via the Internet and on the conference call to ask questions following the presentation. A replay will be available approximately two hours following the conclusion of the conference call and can be accessed by dialing (800) 642-1687, or (706) 645-9291, confirmation code 39808652.
About Taribavirin
     Taribavirin is an investigational compound that has not been found by the Food and Drug Administration (FDA) or any other regulatory agency to be safe or effective in the diagnosis, mitigation, treatment or cure of any disease or illness. It may not be sold or promoted in the United States unless and until FDA has approved a New Drug Application. Similar restrictions apply in other countries.
About Valeant
     Valeant Pharmaceuticals International (NYSE: VRX) is a global specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.
FORWARD-LOOKING STATEMENTS
     This press release contains forward-looking statements, including, but not limited to, statements regarding the company’s the potential efficacy and safety of taribavirin in the treatment of hepatitis C, and the continuing role of ribavirin or taribavirin in the treatment of hepatitis C, that are based on management’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to the clinical development of new products, regulatory approval processes, that results from treatment week 12 in a phase IIb clinical trial are not necessarily predictive of the entire phase IIb trial or a phase III trial, and other risks detailed from time to time in the company’s SEC filings. The company cautions the reader that these factors, as well as other factors described in its SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. The company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this press release. The company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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